Exhibit 99.3

Feldman Financial Advisors, Inc.
8804 Mirador Place
McLean, VA 22102
(202) 467-6862

September 10, 2021

Boards of Directors

NSTS Bancorp, Inc.

North Shore MHC

NSTS Financial Corporation

North Shore Trust and Savings

700 S. Lewis Avenue

Waukegan, Illinois 60085

Members of the Boards of Directors:

At the request of North Shore MHC (the “Mutual Holding Company”), NSTS Financial Corporation (the “Mid-Tier Holding Company”) and North Shore Trust and Savings (the “Bank”), Feldman Financial Advisors, Inc. hereby provides its opinion as to any potential economic value of the rights received by depositors in a liquidation account maintained by the newly formed NSTS Bancorp, Inc. (the “Holding Company”) and the associated liquidation account in the Bank as set forth in the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank.

In connection with the Plan, the Mutual Holding Company will convert from the current mutual holding company structure to a stock holding company structure through the merger into the Mid-Tier Holding Company, which will merge into the Holding Company, and the Holding Company will subsequently offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by the Holding Company for sale in the community or syndicated offerings to certain members of the general public. When the conversion is completed, the Bank will become a wholly-owned subsidiary of the Holding Company and the Mutual Holding Company and the Mid-Tier Company will both cease to exist.

As set forth in the Plan, in connection with the conversion, certain depositors of the Bank will receive rights in a liquidation account in the Holding Company and will also receive associated rights in a liquidation account in the Bank to support the Holding Company liquidation rights in the event the Holding Company lacks sufficient net assets to make sufficient distributions from the Holding Company liquidation account upon a solvent liquidation of the Bank. Such a solvent liquidation is unlikely, except in the limited cases where a bank sells its assets pursuant to a purchase and assumption transaction with a credit union acquirer. It is our belief that at the time of the conversion, consisting of the merger of the Mutual Holding Company and the Mid-Tier Holding Company into the Holding Company, and the contemporaneous offering, the liquidation accounts in the Holding Company and the Bank have no economic value.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.